SHIFT TECHNOLOGIES, INC.
SEVERANCE PLAN FOR KEY MANAGEMENT EMPLOYEES
(as adopted effective January 1, 2022)
Article I.
BACKGROUND, PURPOSE AND TERM OF PLAN
Section 1.01Purpose of the Plan. Shift considers it essential to the best interests of its stockholders to encourage the continued dedication of its key management employees to their duties and to retain the same. The Board has adopted this Plan to reinforce these goals and mitigate uncertainty in the event of a possible involuntary termination of employment. Therefore, the general purpose of the Plan is to provide severance benefits to certain key management employees of Shift who experience: (i) a Qualifying Termination or (ii) a Change in Control Termination.
Section 1.02Term of the Plan. The Plan shall be effective as of the Effective Date. With respect to Participants hereunder, the Plan shall supersede any plan, program or policy (other than an Executive Employment Agreement) under which Shift provides severance benefits to any Participant who is involuntarily terminated from employment prior to a Change in Control or who is terminated upon or within one year of a Change in Control. The Plan shall continue until terminated pursuant to Article VII of the Plan.
Article II.
DEFINITIONS
Section 1.01“Base Monthly Salary” shall mean, in the case of a Participant, such Participant’s monthly base salary in effect at the Participant’s Termination Date (without taking into account any reductions which may have occurred at or after the date of a Change in Control, if and as applicable to a Participant employed before and after a Change in Control).
Section 1.02“Board” shall mean the Board of Directors of Shift Technologies, Inc.
Section 1.03“Cause” has the meaning set forth in the Participant’s Executive Employment Agreement, if any, and otherwise shall mean the Participant’s action, or failure to act, during the Participant’s employment with the Company that is determined to constitute any of the following: (i) performance of any act or failure to perform any act in bad faith and to the detriment of any Company Entities; (ii) dishonesty, intentional misconduct or material breach of any agreement with any Company Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Prior to any termination for Cause pursuant to each such event listed in (i) or (ii) above, to the extent such event(s) is capable of being cured by the Participant, the Company shall give the Participant written notice thereof describing in reasonable detail the circumstances constituting Cause and the Participant shall have the opportunity to remedy the same within thirty (30) days after receiving written notice. The Plan Administrator may retroactively deem a termination of the Participant’s employment to have been for “Cause” if circumstances constituting “Cause” existed prior to the Participant’s date of termination, but become known to the Plan Administrator after the date of termination.
Section 1.04“CEO” shall mean the Chief Executive Officer of Shift Technologies, Inc.
Section 1.05“Change in Control” shall mean “Change of Control” as defined in the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan, as amended from time to time, or any successor equity plan thereto (the “Equity Plan”).

Section 1.06“Change in Control Termination” shall mean an Eligible Termination that occurs upon or within one year following a Change in Control.
Section 1.07“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder.
Section 1.08“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
Section 1.09“Company Entity” shall mean any parent, subsidiary or affiliate of the Company.
Section 2.10“Committee” shall mean the Leadership Development, Compensation and Governance Committee of the Board of Directors of Shift Technologies, Inc.
Section 2.11“Disability” has the meaning set forth in the Participant’s Executive Employment Agreement, if any, and otherwise shall mean that a Participant is “disabled” (or such other similar term) within the meaning of Shift’s then current long-term disability plan, which shall be deemed to be the case if the Participant meets the requirements for commencement of disability benefits under such long-term disability plan; provided, however, that if Shift does not maintain a long-term disability plan at such applicable time, “Disability” shall be deemed to exist if the Participant meets the requirements for disability benefits under the Social Security law then in effect.
Section 2.12“Effective Date” shall mean January 1, 2022.
Section 2.13“Eligible Termination” shall mean the Participant’s employment is terminated by (i) the Company other than for Cause and other than due to the Participant’s death or Disability or (ii) the Participant for Good Reason (if applicable for a Participant). For the avoidance of doubt, any voluntary termination of employment by a Participant other than for Good Reason shall not constitute an Eligible Termination
Section 2.14“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
Section 2.15“Executive Employment Agreement” shall mean an existing employment agreement, change in control agreement, offer letter agreement or similar agreement between a Participant and the Company.
Section 2.16“Good Reason” has the meaning set forth in a Participant’s Executive Employment Agreement, if any.
To the extent a Participant does not have any Executive Employment Agreement or does not have a Good Reason termination provision in his or her Executive Employment Agreement, the following circumstances shall constitute “Good Reason” (a) for Tier 1 Participants and Tier 2 Participants before, upon or after a Change in Control and (b) for Tier 3 Participants upon or after a Change in Control, in each case, without the Participant’s express written consent: (i) a material diminution of the Participant’s authority, duties or responsibilities; (ii) a material diminution in the Participant’s base salary; or (iii) to the extent the Participant has an Executive Employment Agreement, any action or inaction that constitutes a material breach by the Company of a material provision of such agreement. The Participant must provide written notice of termination for Good Reason to the Company within sixty (60) days after the event constituting Good Reason first occurs, which notice shall state such Good Reason in reasonable detail. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Participant’s notice of termination. If the Company does not correct the act or failure to act, the Participant must terminate the Participant’s employment for Good Reason within sixty (60) days after the end of the cure period in order for the termination to be considered a Good Reason termination.
For the avoidance of doubt, a termination by a Tier 3 Participant for Good Reason shall not be available under the Plan prior to a Change in Control.
Section 2.17“Participant” shall mean an employee of the Company who is (1) a Tier 1 Participant, Tier 2 Participant or Tier 3 Participant, and (ii) who executes the acknowledgment required under Section 5.07. If such employee ceases to meet the eligibility criteria described in the preceding sentence prior to any Qualifying Termination or Change in Control Termination, such employee shall cease to be a Participant under the Plan; provided, however, that no such cessation of Plan participation for any Participant shall be permitted after any Change in Control.
Section 2.18 “Plan” shall mean this Shift Technologies, Inc. Severance Plan for Key Management Employees as set forth herein, and as the same may from time to time be amended.
Section 2.19“Plan Administrator” shall mean the Board or the Committee for Tier 1 and Tier 2 Participants and the CEO for Tier 3 Participants. The Plan Administrator has the authority to delegate any of its powers under this Plan (including, without limitation, its power to administer claims and appeals) to any other person, persons, or committee in the administration of this Plan. This person, persons, or committee may further delegate its reserved powers to another person, persons, or committee as they see fit. Any delegation or subsequent delegation shall include the same sole discretionary and final authority that the Plan Administrator has listed herein, and any decisions, actions, or interpretations made by any delegate shall have the same ultimate binding effect as if made by the Plan Administrator.
Section 2.20“Qualifying Termination” shall mean an Eligible Termination that is not a Change in Control Termination.
Section 2.21“Restriction Period” shall mean, in the case of a Participant, the applicable Severance Period as set forth and determined under Annex A (for a Qualifying Termination) or Annex B (for a Change in Control Termination) based on such Participant’s position immediately prior to the Participant’s Termination Date (without taking into account any reduction in position or grade level which may have occurred at or after the date of a Change in Control, if and as applicable to a Participant employed before and after a Change in Control).
Section 2.22“Retention Agreement” has the meaning, if any, set forth in the written acknowledgment required of each Participant pursuant to Section 5.07 hereof. For the avoidance of doubt, if a Participant’s written acknowledgement does not contain a definition for Retention Agreement, there is no Retention Agreement applicable to such Participant for purposes of this Plan.
Section 2.23“Section 409A” shall mean Section 409A of the Code.
Section 2.24“Separation and General Release Agreement” shall mean a written agreement in the form prescribed by the Company which provides for (i) a general release of claims by the Participant in favor of the Company, its current and former subsidiaries, affiliates, and shareholders, its current and former officers, directors, and employees, and other applicable Company Entities, and (ii) the Participant’s obligations under the restrictive covenant provisions contained in Article V.

Section 2.25“Separation from Service Date” shall mean, in the case of a Participant, the date of the Participant’s “separation from service” within the meaning of Section 409A and determined in accordance with the regulations promulgated under Section 409A.
Section 2.26“Severance Amount” shall mean, in the case of a Participant’s Qualifying Termination or Change in Control Termination, the Participant’s applicable Severance Multiple times the Participant’s Base Monthly Salary.
Section 2.27“Severance Benefits” shall mean the payments and benefits that a Participant is eligible to receive pursuant to Section 4.02 of the Plan (subject to other applicable provisions of the Plan).
Section 2.28“Severance Multiple” shall mean, in the case of a Participant, the applicable numerical factor as set forth and determined under Annex A (for a Qualifying Termination) or Annex B (for a Change in Control Termination) based on such Participant’s position immediately prior to the Participant’s Termination Date (without taking into account any reduction in position or grade level which may have occurred at or after the date of a Change in Control, if and as applicable to a Participant employed before and after a Change in Control).
Section 2.29“Severance Period” shall mean, in the case of a Participant, the applicable period of time as set forth and determined under Annex A (for a Qualifying Termination) or Annex B (for a Change in Control Termination) based on such Participant’s position immediately prior to the Participant’s Termination Date (without taking into account any reduction in position or grade level which may have occurred at or after the date of a Change in Control, if and as applicable to a Participant employed before and after a Change in Control).
Section 2.30“Specified Employee” shall mean a “specified employee” within the meaning of Section 409A, as determined by the Company and then in effect.
Section 2.31“Shift” or “Company” shall mean Shift Technologies, Inc., any successor entity, and any successor to its business and/or assets as set forth in Section 10.05 that assumes and agrees to perform the Plan by operation of law, or otherwise. Unless it is otherwise clear from the context, the term “Shift” or “Company” shall generally include its subsidiaries and affiliates.
Section 2.32“Termination Date” shall mean the date as of which the active employment of the Participant with the Company is severed.
Section 2.33“Tier 1 Participant” shall mean the following employees of the Company: the CEO, President, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer, General Counsel, Chief People Officer and any other senior level employee of the Company designated by the Committee to participate in the Plan as a Tier 1 Participant.
Section 2.34“Tier 2 Participant” shall mean any Senior Vice President of the Company and any other senior level employee of the Company designated by the Committee to participate in the Plan as a Tier 2 Participant.
Section 2.35“Tier 3 Participant” shall mean any Vice President of the Company and any Senior Director of the Company designated by the CEO to participate in the Plan as a Tier 3 Participant.

Article III.
ELIGIBILITY FOR BENEFITS
Section 1.01Eligibility. Each Participant in the Plan who incurs a Qualifying Termination or Change in Control Termination and who satisfies the conditions of Section 3.02 shall be eligible to receive the applicable Severance Benefits described in the Plan. Notwithstanding the foregoing, if such Participant is party to an Executive Employment Agreement (and/or Retention Agreement) pursuant to which the Participant is entitled to severance benefits, the Participant shall only be eligible to receive Severance Benefits under the Plan in excess of those provided in the Executive Employment Agreement (and/or Retention Agreement). For the avoidance of doubt, there shall be no duplication of severance payable under a Participant’s Executive Employment Agreement (and/or Retention Agreement) and Severance Benefits payable under the Plan.
Section 1.02Conditions.
(a)Eligibility for any Severance Benefits is expressly conditioned on (i) execution by the Participant of the Separation and General Release Agreement (and the lapsing of the revocation period for the Separation and General Release Agreement) within 60 days after the Participant’s Termination Date (the “Release Period”) and (ii) compliance by the Participant with all the material terms and conditions of such Separation and General Release Agreement. If the Participant has not fully complied with any of the applicable terms of the Plan and/or the Separation and General Release Agreement, the Plan Administrator may deny unpaid Severance Benefits or discontinue the payment of the Participant’s Severance Benefits and may require the Participant, by providing at least 10 days’ prior written notice of such repayment obligation to the Participant during which period the Participant may cure such failure to comply (if capable of being cured), and if not so cured, the Participant shall be obligated to repay any portion of the Severance Benefits already received under the Plan. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent. Any remedy under this subsection (a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.
(b)The Plan Administrator shall determine a Participant’s eligibility to receive Severance Benefits in its reasonable discretion.
Article IV.
DETERMINATION OF BENEFITS
Section 1.01Benefits Upon Any Termination of Employment. In the event of any termination of employment, regardless of whether the Participant is eligible for benefits under the Plan, and subject to other provisions of the Plan, the Company shall pay or provide to the Participant the following: (a) all earned but unpaid base salary through the Termination Date which shall be payable in accordance with the Company’s normal payroll practices, and (b) to the extent vested and payable as provided in each applicable plan, any other payments or benefits pursuant to any other compensation or benefit plans, programs or arrangement (including any Executive Employment Agreement) not described herein. For avoidance of doubt, the Participant shall accrue no vacation after the Participant’s Termination Date.
Section 1.02Severance Benefits. Subject to the other provisions of the Plan (including, without limitation, Sections 3.02, 4.03 and 10.04), in the event of a Participant’s Qualifying Termination or Change in Control Termination, the Severance Benefits to be provided to such Participant shall be determined under the following provisions of this Section 4.02. For the avoidance of double, a Participant under the Plan can only incur either a Qualifying Termination or Change in Control Termination.
(a)Qualifying Termination.
(i)Cash Severance. In the event of a Participant’s Qualifying Termination, the Company will pay the Participant an amount equal to the Severance Amount as determined under Annex A based on such Participant’s position payable in equal installments over the Severance Period on the Company’s regular payroll cycles, to commence within 30 days after the Separation and General Release Agreement becomes effective.
(ii)Benefits Continuation. In the event of a Participant’s Qualifying Termination, if the Participant timely and properly elects health continuation coverage under COBRA, then the Company shall provide reimbursement for continued health (including hospitalization, medical, dental, vision etc.) insurance coverage substantially similar in all material respects as the coverage provided to the Company’s then other active senior executives during the Severance Period set forth on Annex A; provided that the Participant shall pay an amount equal to the amount active employees pay for such coverage per month as of the date of the Participant’s Change in Control Termination and the period of COBRA health care continuation coverage provided under section 4980B of the Code shall run concurrently with the period; provided further that, notwithstanding the foregoing, the amount of any benefits provided by this Section 4.02(a)(ii) shall be reduced or eliminated to the extent the Participant becomes entitled to duplicative benefits by virtue of the Participant’s subsequent or other employment.
(b)Change in Control Termination.
(i)Cash Severance. In the event of a Participant’s Change in Control Termination, the Company will pay the Participant an amount equal to the Severance Amount as determined under Annex B based on such Participant’s position payable in a single lump sum payment within 30 days after the Separation and General Release Agreement becomes effective.
(ii)Additional Benefits. In the event of a Participant’s Change in Control Termination, the Company will provide the Participant with the following additional benefits based on such Participant’s position within 30 days after the Separation and General Release Agreement becomes effective:
(1)If the Participant timely and properly elects health continuation coverage under COBRA, then the Company shall provide reimbursement for continued health (including hospitalization, medical, dental, vision etc.) insurance coverage substantially similar in all material respects as the coverage provided to the Company’s then other active senior executives during the Severance Period set forth on Annex B; provided that the Participant shall pay an amount equal to the amount active employees pay for such coverage per month as of the date of the Participant’s Change in Control Termination and the period of COBRA health care continuation coverage provided under section 4980B of the Code shall run concurrently with the period; provided further that, notwithstanding the foregoing, the amount of any benefits provided by this Section 4.02(b)(ii)(1) shall be reduced or eliminated to the extent the Participant becomes entitled to duplicative benefits by virtue of the Participant’s subsequent or other employment.
(2)A lump-sum payment equal to the Participant’s prorated annual bonus (measured as a percentage of the Participant’s base salary in a given performance year) for the year in which the Participant’s Change in Control Termination occurs, which shall be determined by multiplying the Participant’s annual bonus, determined based on target performance of Company goals, without negative discretion, and provided that any personal goals shall be considered to be fulfilled, by a fraction, the numerator of which is the number of days during which the Participant was employed by the Company in the year in which the Change in Control Termination occurs and the denominator of which is 365.
(3)Upon the Participant’s Change in Control Termination, all outstanding unvested equity awards held by the Participant under the Equity Plan that are outstanding and unvested as of the Participant’s Termination Date shall become vested when the Separation and General Release Agreement becomes effective at the percentage level as set forth on Annex B (with any unvested performance-based equity awards being deemed to vest at target level), and any remaining unvested equity awards shall be treated in accordance with the terms of the award and Equity Plan.
(4)To the extent eligible under Annex B, upon a Participant’s Change in Control Termination, the Participant will be paid a prorated portion of any unpaid retention payment payable under their Retention Agreement, if any, with such proration based on whole months worked during the retention period versus the whole months specified as the total retention period in such Retention Agreement. The determination of such prorated amount (if any) pursuant to this Section 4.02(b)(ii)(4) will be made by the Company in its reasonable discretion, and the Participant will remain bound by the terms of their Retention Agreement. For the avoidance of doubt, this Section 4.02(b)(ii)(4) is only applicable to Participants who are eligible for such prorated acceleration under Annex B, and who have a definition of Retention Agreement specified in their written acknowledgement.
Section 1.03Reduction in Severance Benefits due to Code Section 280G.
(a)Notwithstanding anything in this Plan to the contrary, if a determination is made that any of the payments and/or benefits received or to be received by the Participant in connection with a Change in Control, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement, or otherwise, constitute “parachute payments” within the meaning of Code Section 280G (collectively, “280 Payments”) and will be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then such payments to Participant under this Plan shall be equal to either (i) the largest portion of the 280G Payments that would still result in no portion of the 280G Payments being subject to the Excise Tax (the “Reduced Payment”) or (ii) the total 280G Payments, whichever ((i) or (ii)) is determined will result in the Participant’s receipt, on an after-tax basis, of the greater after tax payment. The Excise Tax calculation shall be based on a reasonable determination with respect to the value, if any, which can assigned to any restrictive covenants in effect for the Participant, and the Reduced Payment shall be determined so that the economic loss to the Participant as a result of the reduction shall be minimized to the extent permissible under Code Sections 280G and 409A. Finally, all determinations to be made under this Section 4.03(a) shall be made by an independent accounting firm, consulting firm or other independent service provider selected by the Company immediately prior to the Change in Control (the “Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Participant within ten (10) days of the Change in Control. Any such determination by the Firm shall be binding upon the Company and the Participant. All of the fees and expenses of the Firm in performing the determinations referred to in this Section 4.03(a) shall be borne solely by the Company.
Section 1.04Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if a Participant has engaged in conduct that constitutes Cause at any time prior to the Participant’s Termination Date (whether determined before or after such date), the Plan Administrator may by written notice to the Participant determine that any Severance Benefit payable to the Participant under Section 4.02 of the Plan shall immediately cease, and that the Participant shall be required to return a portion or all of the Severance Benefits (which amount shall be determined by the Plan Administrator in its discretion) paid to the Participant prior to such determination. The Company may withhold paying Severance Benefits under the Plan pending resolution of a good faith inquiry that could lead to a finding resulting in Cause.
Section 1.05Other Arrangements.
(a)The provisions of the Plan may provide for payments to the Participant under certain compensation or bonus plans or arrangements under circumstances where such plans or arrangements would not provide for payment thereof. It is the specific intention of the Company that the provisions of the Plan shall supersede any provisions to the contrary in such plans, to the extent permitted by applicable law, and such plans shall be deemed to have been amended to correspond with the Plan without further action by the Company to the extent permitted by applicable law.
(b)The Plan and the Severance Benefits provided pursuant to the Plan are being made available on a voluntary basis by the Company and are not required by any legal obligation. Severance Benefits provided under the Plan are at the discretion of the Company and nothing in the Plan shall give, or be construed to give, any Participant the vested right to any payments or benefits under the Plan.
(c)Severance Benefits under the Plan are not intended to duplicate other payments or benefits, and nothing above shall be construed as resulting in the duplication of benefits or payments that would otherwise be provided under Sections 4.01 and 4.02.
(d)Any Severance Benefit under the Plan may be in lieu of any severance pay, notice period or benefits required or provided under any federal, state, or local law or ordinance. The Plan Administrator shall determine how to apply this provision, and may override other provisions of the Plan in doing so.
(e)Except as otherwise specifically provided in the Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies, programs or plans for a termination that is covered by the Plan for the Participant.
Section 1.06Termination of Eligibility for Benefits. A Participant shall cease to be eligible to participate in the Plan, and all Severance Benefit payments shall cease upon the occurrence of the earlier of:
(a)subject to Article VII, applicable termination or amendment of the Plan; or
(b)completion of payment to the Participant of the Severance Benefits for which the Participant is eligible under the Plan; or
(c)upon reemployment of the Participant with the Company.
Article V.
CONFIDENTIALITY, COVENANT NOT TO SOLICIT, AND OTHER RESTRICTIVE COVENANTS
Section 1.01Confidential Information. The confidentiality and/or proprietary information provisions set forth in the Participant’s Executive Employment Agreement, if any, shall apply, and otherwise shall be as follows:
(a)Proprietary Information. At all times the Participant shall hold in strictest confidence and will not disclose, use, lecture upon or publish any Proprietary Information

(defined below) of the Company Entities, except as such disclosure, use or publication may be required in connection with the Participant’s work for the Company Entities, or unless the Company expressly authorizes such disclosure in writing or it is required by law or in a judicial or administrative proceeding in which event the Participant shall promptly notify the Company of the required disclosure and assist the Company if a determination is made to resist the disclosure. For purposes of this Section 5.01, “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company or its respective affiliated entities, including (without limitation) any information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship; provided, that it shall not include any information that is known to the Company to be publicly available.
(a)Return of Property. Upon a Participant’s Qualifying Termination or Change in Control Termination, and at any earlier time the Company requests, the Participant will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Participant’s possession, under the Participant’s control or to which the Participant may have access. The Participant will not reproduce or appropriate for the Participant’s own use, or for the use of others, any property, Proprietary Information or Work Product. For purposes of this Section 5.01, “Work Product” means any and all discoveries, inventions, concepts, formulas, ideas, confidential or proprietary information, know-how, trade secrets, techniques, technologies, research, development, prototypes, designs, engineering and manufacturing information, processes, products, services, methods, systems, improvements, modifications, derivative works, specifications, requirements, data, parameters, drawings, reports, hardware, algorithms, flow charts, software (including all programs, code, firmware, source code, object code, executable code and related documentation), works of authorship, proposals, customer, sales, marketing, and purchasing information, other information and materials, and any and all tangible embodiments of any of the foregoing (in each case whether or not technical, business or financial, and whether or not patentable, copyrightable or registerable) that may be, are, have been, or were created, conceived, reduced to practice, prepared, contributed, developed or learned by the Participant, either alone or jointly with others, resulting from or in the course of employment with the Company Entities. For purposes of clarity and avoidance of doubt, Work Product shall not include any of the above to the extent developed in the course of the Participant’s provision of services as a member of the board of directors of another company.
(b)The Participant also agrees to comply with any other agreement with or obligation to Shift for the protection of Shift’s confidential information, intellectual property and Proprietary Information.
(c)The above restrictions and covenants shall apply to the Participant regardless of whether the Participant experiences a Qualifying Termination, Change in Control Termination or receives Severance Benefits under the Plan.
Section 1.02Non-Solicitation. The non-solicitation provisions set forth in the Participant’s Executive Employment Agreement, if any, shall apply, and otherwise shall be as follows:
The Participant agrees that, during the term of his or her employment with the Company, and in the event of the Participant’s Qualifying Termination or Change in Control Termination, thereafter during the Restriction Period, he or she will not directly or indirectly, either for or on behalf of themself or any other person or entity, use trade secrets to solicit or induce or attempt to solicit or induce any employee, consultant or independent contractor of any Company Entity, to discontinue employment or engagement with such Company Entity; or otherwise interfere or attempt to interfere with the relationships between the any Company Entity, and their employees, consultants, or independent contractors. This provision does not apply to any employee or contractor who responds to a general advertisement not targeted at any specific employees or contractors of any Company Entity or to any employee or contractor who independently seeks employment with the Participant’s subsequent employer through no solicitation or contact by the Participant.
Section 1.03Non-Disparagement. The Participant shall not disparage the Company Entities or their respective officers, directors, investors, employees, and affiliates or make any public statement reflecting negatively on the Company Entities or their respective officers, directors, investors, employees, and affiliates, including (without limitation) any matters relating to the operation or management of the Company Entities, irrespective of the truthfulness or falsity of such statement. The Company shall instruct and take all reasonable steps to cause its officers and members of the Board not to disparage the Participant on any matters relating to the Participant’s services to the Company Entities, business, professional or personal reputation or standing in the Company’s industry, irrespective of the truthfulness or falsity of such statement. Nothing in the section shall prohibit the parties from testifying truthfully in any forum or to any governmental agency.
Section 1.04Reasonableness. In the event the provisions of this Article V shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.
Section 1.05Equitable Relief.
(a)The Participant acknowledges and agrees that any violation of the provisions of this Article V would cause Shift irreparable damage and that if the Participant breaches or threatens to breach such provisions, Shift shall be entitled, in addition to any other rights and remedies Shift may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.
(b)The Participant and the Company irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Article V or any other provision of the Plan, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court whose jurisdiction includes San Francisco, California, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the state of California, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection which Participant may have to the laying of venue of any such suit, action or proceeding in any such court.
Section 1.06Survival of Provisions. The obligations contained in this Article V shall survive the termination of a Participant’s employment with the Company for any reason (or termination of the Plan) and shall be fully enforceable thereafter.
Section 1.07Acknowledgment. The Plan Administrator shall require, as a condition to a Participant’s participation in the Plan, that such Participant enter into a written acknowledgment of the terms of this Article V (and such other provisions of the Plan as the Plan Administrator determines appropriate), in such form as the Plan Administrator shall determine appropriate from time to time.

Section 1.08Permitted Conduct. Notwithstanding the foregoing restrictions, nothing in this Agreement shall (i) deny the Participant the right to disclose or discuss information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful; (ii) prohibit the Participant from providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, or any self-regulatory organization or filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud, whistleblowing or any rule or regulation of the Securities and Exchange Commission or other self-regulatory organization; (iii) prohibit the Participant from filing an administrative charge with any federal, state or local government agency including but not limited to the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, and any other local fair employment agency (each, an “Agency”) and/or participating in an investigation by an Agency; (iv) prohibit the Participant from making any disclosure of information required by process of law; or (v) pursuant to the Defend Trade Secrets Act of 2016, prevent the Participant from disclosing trade secrets where the disclosure is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (z) to an attorney for use in a court proceeding in connection with a lawsuit against the employer for retaliation for reporting a suspected violation of law if the information is filed under seal and not disclosed except pursuant to court order.
Article VI.
THE PLAN ADMINISTRATOR
Section 1.01Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company, to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, to supply omissions, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator shall have the reasonable discretion to make decisions and take actions with respect to questions arising in connection with the Plan, including but not limited to the determination of questions of eligibility and participation, and the amount, manner and timing of benefits. All decisions, actions and interpretations of the Plan Administrator shall be final and binding upon Participants. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan. Any decisions, actions or interpretations to be made under the Plan by the Plan Administrator need not be uniformly applied to similarly situated individuals. All decisions, actions and interpretations of the Plan Administrator shall: (i) prior to a Change in Control, be accorded deference by the arbitrator under Section 9.04 hereof and by a court of competent jurisdiction entering the award of such arbitrator (or otherwise making a determination on a Plan matter), in each case to the maximum extent permitted by applicable law, and (ii) on and after a Change in Control, be reviewed de novo by the arbitrator under Section 9.04 hereof and by a court of competent jurisdiction entering the award of such arbitrator (or otherwise making a determination on a Plan matter), in each case to the maximum extent permitted by applicable law.
Section 1.02Compensation of the Plan Administrator. The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.

Section 1.03Records, Reporting and Disclosure. The Plan Administrator and/or Company shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Plan Administrator and to each Participant for examination during business hours except that a Participant shall examine only those records that pertain exclusively to such examining Participant and to the Plan. The Plan Administrator and/or Company shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder.
Article VII.
AMENDMENT, TERMINATION AND DURATION
Section 1.01Amendment, Suspension and Termination.
(a)Except as provided below, Shift reserves the right to amend the Plan, in whole or in part, or to discontinue or terminate the Plan, at any time in its sole discretion. Such Plan amendments may include, but are not limited to, elimination or reduction in the Severance Benefits provided to a Participant and may be retroactive or prospective in nature.
(b)Notwithstanding Section 7.01(a), no amendment, discontinuance or termination, however, may adversely affect the rights of any Participant without his or her written consent if such person (i) is then receiving Severance Benefits under the Plan, or (ii) is entitled to receive Severance Benefits under the Plan on account of a prior Qualifying Termination or Change in Control Termination. In addition to the foregoing, with respect to a Participant who was a Participant in the Plan on the day prior to a Change in Control, for a period of one year following the Change in Control, the Plan may not be discontinued or terminated or amended in such a manner that decreases the Severance Benefits payable to any such Participant or that makes any provision less favorable for such Participant.
(c)Notwithstanding the above limitations, the Plan may be amended at any time (and such amendment will be given effect) if such amendment is required to bring the Plan into compliance with applicable law, including but not limited to Section 409A.
Section 1.02Duration. The Plan shall continue in full force and effect until termination of the Plan pursuant to Section 7.01.
Article VIII.
DUTIES OF THE COMPANY
Section 1.01Records. The Company shall supply to the Plan Administrator, as the case may be, all records and information necessary to the performance of the Plan Administrator’s duties.
Section 1.02Payment. Payment of Severance Benefits to Participants shall be made by the Company from the Company’s general assets in such amount as determined under the Plan by the Plan Administrator in its reasonable discretion.
Article IX.
CLAIMS PROCEDURES
Section 1.01Claim. Each Participant under the Plan may contest the administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article IX are exhausted and a final determination is made by the Plan Administrator. No person may bring legal action, including a lawsuit, either in law or equity, more than one year after a final decision is rendered on a claim. In order to raise an issue in any legal action related to the claim, such person must have clearly raised such issue during the claim and appeal procedure described herein.
Section 1.02Initial Claim. Before the date on which payment of a Severance Benefit occurs, any claim relating to the administration of such Severance Benefit must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any such claim is denied in whole or in part, the terminated Participant or his or her beneficiary (“Claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the Claimant prior to the end of the initial ninety (90) day period. The notice advising of the denial shall (i) specify the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the Claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
Section 1.03Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:
(a)A Claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
(b)The Plan Administrator shall consider the merits of the Claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Plan Administrator shall deem relevant.
(c)The Plan Administrator shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the Claimant within sixty (60) days of the Claimant’s request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. In such case, the Plan Administrator shall notify the Claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day review period, and the Plan Administrator shall have an additional sixty (60) day period to make its determination. If the determination is adverse to the Claimant, the notice shall (i) provide the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits, and (iv) state that the Claimant has the right to bring an action under Section 502(a) of ERISA.
Section 1.04Arbitration; Expenses. In the event of any dispute arising under or in connection with the provisions of the Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, a dispute arising under the California Labor

Code, claims for workers compensation or unemployment benefits or any other claim that may not be subject to mandatory arbitration as a matter of law, the parties shall have the dispute, controversy or claim settled by arbitration at Shift’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect (and subject to the last sentence of section 6.01 to the extent permitted by applicable law). Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of the Plan or to award a remedy for a dispute involving the Plan other than a benefit or payment specifically provided under or by virtue of the Plan. Shift shall pay all reasonable legal fees and expenses, as they become due, which a Participant may incur in connection with the Plan through arbitration, court or otherwise unless the arbitrator or court determines that the Participant had no reasonable basis for the Participant’s claim or was acting in bad faith; provided that legal fees and expenses payable hereunder shall include legal fees and expenses incurred by the Participant in defending against an alleged breach of the restrictive covenants set forth in Article V of the Plan, unless Shift is able to establish that the Participant was acting in bad faith and that such restrictive covenants were in fact breached. Should Shift dispute the entitlement of the Participant to such fees and expenses, the burden of proof shall be on Shift to establish that the Participant had no reasonable basis for the Participant’s claim or was acting in bad faith.
If any payment which is due to the Participant hereunder has not been paid within thirty (30) days of the date on which such payment was due, the Participant shall be entitled to receive interest thereon from the due date until paid at an annual rate of interest equal to the six-month Treasury rate as of the Closing Date, plus 200 basis points, on the last business day of the month preceding the Termination Date, compounded annually.
Article X.
MISCELLANEOUS
Section 1.01Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under the Plan, except for the designation of a beneficiary as contemplated in Section 10.02.
Section 1.02Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Plan Administrator, and will be effective only when filed by the Participant in writing with the Plan Administrator during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his or her estate.
Section 1.03Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to the Participant at their most recent address as shown on the books and records of the Company. In the case of the Company, mailed notices shall be addressed to

Shift’s corporate headquarters in San Francisco, California to the Plan Administrator, with copies to the General Counsel of the Company.
Section 1.04Tax Items – Withholding, Code Section 409A Compliance.
(a)Any Severance Benefits provided under the Plan shall be subject to applicable withholding obligations in an amount sufficient to satisfy U.S. or foreign federal, provincial, state and local or other applicable withholding tax requirements.
(b)The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A (“Section 409A”). Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A. The Plan (and any payments) may be amended (in accordance with Article VII of the Plan) in any respect deemed necessary or desirable (including retroactively) by the Company with the intent to preserve exemption from or compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan payments. Neither the Company nor the Plan Administrator shall have any liability to any person in the event Section 409A applies to any payments or benefits hereunder in a manner that results in adverse tax consequences for the Participant or any of the Participant’s beneficiaries. A Participant (or the Participant’s beneficiary, as applicable) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Company nor the Plan Administrator shall have any obligation to indemnify or otherwise hold such person harmless from any or all of such taxes or penalties.
(c)Notwithstanding the provisions of Section 4.02, if, as of the Separation from Service Date, the Participant is a Specified Employee, then, except to the extent that the Plan does not provide for deferred compensation within the meaning of Section 409A, the following shall apply: (1) no Severance Benefits considered deferred compensation under Section 409A which are determined to be payable upon a Participant’s termination of employment as determined under Section 409A and not subject to an exception or exemption thereunder, shall be provided to the Participant, in each case, during the period beginning on the Participant’s Separation from Service Date and ending on the six-month anniversary of such date or, if earlier, the date of the Participant’s death, and (2) within thirty days after the six-month anniversary of the Participant’s Separation from Service Date or, if earlier, the Participant’s death, the Company shall make a one-time, lump-sum cash payment to the Participant (or his beneficiary, if applicable) in an amount equal to the sum of the amounts that would have been otherwise payable, without interest, to the Participant under the Plan during the period described in clause (1) above.
(d)The Plan Administrator reserves the right to make deductions or offsets to the Severance Benefits in accordance with applicable law for the stated amount of monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his/her possession; provided, however, that except as permitted under Section 409A, any Severance Benefits considered deferred compensation within the meaning of Section 409A provided to the Participant may not be reduced by, or offset against, any amount owing by the Participant to Shift.
(e)To the extent required by Section 409A, any Severance Benefits considered deferred compensation within the meaning of Section 409A provided upon the termination of a Participant’s employment shall only be paid or provided to the Participant upon his or her Separation from Service.

(f)Except as specifically permitted by Section 409A, the amounts of any benefits and reimbursements provided to the Participant under the Plan during any calendar year shall not affect the amounts of any benefits and reimbursements to be provided to the Participant under the Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Furthermore, any reimbursement payments for any expenses provided to the Participant under the Plan shall be made to the Participant as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the applicable expense is incurred, and any reimbursement payments for any taxes provided to the Participant under the Plan shall be made to the Participant no later than the last day of the calendar year following the calendar year in which the related taxes are remitted.
(g)For purposes of Section 409A, each installment of any payments made under the Plan will be deemed to be a separate payment as permitted under Treas. Reg. Section 1.409A-2 (b)(2)(iii).
(h)If a Participant’s Release Period crosses over two calendar years, payment of Severance Benefits shall commence with the first payroll cycle following the later of the Separation and General Release Agreement becoming effective or January 1st of the second calendar year.
(i)If the payment by the Company of any portion of the COBRA premium pursuant to Section 4.02 would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company-paid portion of the premium will be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. The foregoing determination will be made by the Company in its sole discretion.
(j)With respect to Code Section 162(q), nothing in the Plan shall be interpreted or construed as requiring nondisclosure with respect to any sexual harassment or sexual abuse that may be a subject of the Separation and General Release Agreement.
Section 1.05Successors and Assigns. The rights under the Plan are personal to the Participant and shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. The Plan shall inure to the benefit of and be enforceable by the Participant’s legal representatives. The Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will entitle the Participant to the Severance Benefits from Shift in the same amount and on the same terms as the Participant would be entitled to hereunder had a Qualifying Termination or Change in Control Termination occurred on the succession date.
Section 1.06No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable under the Plan shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

Section 1.07No Mitigation. A Participant shall not be required to mitigate the amount of any Severance Benefit provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise or subject to offset except as otherwise expressly provided for herein.
Section 1.08No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company.
Section 1.09Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
Section 10.10.Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
Section 10.11.Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Section 10.12.Gender and Number. Where the context admits, words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice versa.
Section 10.13.ERISA. The Plan is intended to provide a select group of management or highly compensated employees with certain compensation and benefits as set forth in the Plan in the event a Participant’s employment with the Company is terminated in a Qualifying Termination or Change in Control Termination and the other conditions and requirements of the Plan are met. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of ERISA. Rather, the Plan is intended to be an unfunded “welfare benefit plan” within the meaning of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the United States Department of Labor regulations Section 2510.3-2(b) and shall be interpreted and administered accordingly.
Section 10.14.Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.
Section 10.15.Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receiving such benefit shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto.
Section 10.16.Controlling Law. The Plan shall be construed and enforced according to the laws of the State of California (without giving effect to its principles of conflicts of law) to the extent not superseded by federal law.

ANNEX A

Qualifying Termination
Position	Eligibility	Severance Multiple	Severance Period
Tier 1 Participant	Yes	3 months + 1 month per year of service (up to a maximum of 6 total months)	3 months + 1 month per year of service (up to a maximum of 6 total months)
Tier 2 Participant	Yes	3 months + 1 month per year of service (up to a maximum of 6 total months)	3 months + 1 month per year of service (up to a maximum of 6 total months)
Tier 3 Participant	No	N/A	N/A

ANNEX B

Change in Control Termination
Position	Eligibility	Severance Multiple	Severance Period	Pro-rata Acceleration Under Retention Agreement (if any)	Unvested Equity Acceleration
Tier 1 Participant	Yes	12	12 months	Yes	100%
Tier 2 Participant	Yes	9	9 months	Yes	75%
Tier 3 Participant	Yes	6	6 months	Yes	50%